UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

IDENIX PHARMACEUTICALS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
45166R 20 4
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS BB BioVentures L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,949,488

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,949,488

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,949,488

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS MPM BioVentures Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		256,519

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		256,519

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	256,519

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS MPM Asset Management Investors 1998 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		37,299

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		37,299

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	37,299

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS MPM Asset Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		78,228

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		78,228

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	78,228

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS MPM BioVentures I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		256,519*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		256,519*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

256,519*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
*The shares are held by MPM BioVentures Parallel Fund, L.P., of which the Reporting Person is its general partner.

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS MPM BioVentures I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		3,206,007*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,206,007*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,206,007*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
** The shares are held as follows: 256,519 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”) and 2,949,488 by BB BioVentures, L.P. (“BB BioVentures”). The Reporting Person is the indirect general partner of MPM Parallel and BB BioVentures.

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS BAB BioVentures L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,949,488*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,949,488*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,949,488*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
** The shares are by BB BioVentures, L.P., of which the Reporting Person is the direct general partner.

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS BAB BioVentures, N.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Netherlands Antilles

	5	SOLE VOTING POWER

NUMBER OF		2,949,488*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,949,488*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,949,488*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
** The shares are by BB BioVentures, L.P., of which the Reporting Person is the indirect general partner.

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,321,534*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,321,534*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,321,534*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
*The shares are held as follows: 2,949,488 by BB BioVentures L.P. (“BB BioVentures”), 256,519 by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 37,299 by MPM Asset Management Investors 1998 LLC (“MPM Investors”) and 78,228 by MPM Asset Management LLC (“AM LLC”). MPM BioVentures I, L.P. and MPM BioVentures I LLC (“BioVentures LLC”) are the direct and indirect general partners of MPM Parallel. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures NV and BioVentures LLC are the direct and indirect general partners of BB BioVentures. The Reporting Person is a manager of MPM Investors and BioVentures LLC and a member of AM LLC.

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,321,534*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,321,534*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,321,534*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
*The shares are held as follows: 2,949,488 by BB BioVentures, 256,519 by MPM Parallel, 37,299 by MPM Investors and 78,228 by AM LLC. MPM BioVentures I, L.P. and BioVentures LLC are the direct and indirect general partners of MPM Parallel. BAB BV, BAB BioVentures NV and BioVentures LLC are the direct and indirect general partners of BB BioVentures. The Reporting Person is a manager of MPM Investors and BioVentures LLC and a member of AM LLC.

CUSIP No.	45166R 20 4

1	NAMES OF REPORTING PERSONS Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,243,306*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,243,306*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,243,306*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
*The shares are held as follows: 2,949,488 by BB BioVentures, 256,519 by MPM Parallel and 37,299 by MPM Investors. MPM BioVentures I, L.P. and BioVentures LLC are the direct and indirect general partners of MPM Parallel. BAB BV, BAB BioVentures NV and BioVentures LLC are the direct and indirect general partners of BB BioVentures. The Reporting Person is a manager of MPM Investors and BioVentures LLC.

Item 1.
(a)	Name of Issuer Idenix Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices 60 Hampshire Street Cambridge, MA 02139
Item 2.
(a)	Name of Person Filing
BB BioVentures, L.P.
MPM BioVentures Parallel Fund, L.P.
MPM Asset Management Investors 1998 LLC
MPM Asset Management LLC
MPM BioVentures I, L.P.
MPM BioVentures I LLC
BAB BioVentures L.P.
BAB BioVentures, N.V.
Ansbert Gadicke
Luke Evnin
Michael Steinmetz
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital LLC
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except BAB BioVentures, N.V which is organized in the Netherlands Antilles, and all individuals are United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
45166R 20 4
Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
(a)	Amount Beneficially Owned:

BB BioVentures, LP	2,949,488
MPM BioVentures Parallel Fund, LP	256,519
MPM Asset Management Investors 1998 LLC	37,299
MPM Asset Management LLC	78,228
MPM BioVentures I, L.P.	256,519	(1)
MPM BioVentures I LLC	3,206,007	(2)
BAB BioVentures L.P.	2,949,488	(3)
BAB BioVentures, N.V.	2,949,488	(4)
Ansbert Gadicke	3,321,534	(5)
Luke Evnin	3,321,534	(5)
Michael Steinmetz	3,243,306	(6)
(b)	Percent of Class:

BB BioVentures, LP	4.0%
MPM BioVentures Parallel Fund, LP	0.4%
MPM Asset Management Investors 1998 LLC	0.1%
MPM Asset Management LLC	0.1%
MPM BioVentures I, L.P.	0.4%
MPM BioVentures I LLC	4.4%
BAB BioVentures L.P.	4.0%
BAB BioVentures, N.V.	4.0%
Ansbert Gadicke	4.6%
Luke Evnin	4.6%
Michael Steinmetz	4.5%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

BB BioVentures, LP	2,949,488
MPM BioVentures Parallel Fund, LP	256,519
MPM Asset Management Investors 1998 LLC	37,299
MPM Asset Management LLC	78,228
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0

(ii)	Shared power to vote or to direct the vote

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1998 LLC	0
MPM Asset Management LLC	0
MPM BioVentures I, L.P.	256,519	(1)
MPM BioVentures I LLC	3,206,007	(2)
BAB BioVentures L.P.	2,949,488	(3)
BAB BioVentures, N.V.	2,949,488	(4)
Ansbert Gadicke	3,321,534	(5)
Luke Evnin	3,321,534	(5)
Michael Steinmetz	3,243,306	(6)
(iii)	Sole power to dispose or to direct the disposition of

BB BioVentures, LP	2,949,488
MPM BioVentures Parallel Fund, LP	256,519
MPM Asset Management Investors 1998 LLC	37,299
MPM Asset Management LLC	78,228
MPM BioVentures I, L.P.	0
MPM BioVentures I LLC	0
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
Ansbert Gadicke	0
Luke Evnin	0
Michael Steinmetz	0
(iv)	Shared power to dispose or to direct the disposition of

BB BioVentures, LP	0
MPM BioVentures Parallel Fund, LP	0
MPM Asset Management Investors 1998 LLC	0
MPM Asset Management LLC	0
MPM BioVentures I, L.P.	256,519	(1)
MPM BioVentures I LLC	3,206,007	(2)
BAB BioVentures L.P.	2,949,488	(3)
BAB BioVentures, N.V.	2,949,488	(4)
Ansbert Gadicke	3,321,534	(5)
Luke Evnin	3,321,534	(5)
Michael Steinmetz	3,243,306	(6)

(1)	The shares are held by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), of which the Reporting Person is its general partner.

(2)
The shares are held as follows: 256,519 by MPM Parallel and 2,949,488 by BB BioVentures, L.P. (“BB BioVentures”). The Reporting Person is the indirect general partner of MPM Parallel and BB BioVentures.

(3)	The shares are held by BB BioVentures, of which the Reporting Person is the direct general partner.

(4)	The shares are held by BB BioVentures, of which the Reporting Person is the indirect general partner.

(5)
The shares are held as follows: 2,949,488 by BB BioVentures, 256,519 by MPM Parallel, 37,299 by MPM Asset Management Investors 1998 LLC (“MPM Investors”) and 78,228 by MPM Asset Management LLC (“AM LLC”). MPM BioVentures I, L.P. and MPM BioVentures I LLC (“BioVentures LLC”) are the direct and indirect general partners of MPM Parallel. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures NV and BioVentures LLC are the direct and indirect general partners of BB BioVentures. The Reporting Person is a manager of MPM Investors and BioVentures LLC and a member of AM LLC.

(6)
The shares are held as follows: 2,949,488 by BB BioVentures, 256,519 by MPM Parallel and 37,299 by MPM Investors. MPM BioVentures I, L.P. and BioVentures LLC are the direct and indirect general partners of MPM Parallel. BAB BV, BAB BioVentures NV and BioVentures LLC are the direct and indirect general partners of BB BioVentures. The Reporting Person is a manager of MPM Investors and BioVentures LLC.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of a Group
Not Applicable

Item 10.	Certification
Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 9, 2011

BB BIOVENTURES L.P.			MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures L.P.,		By:	MPM BioVentures I LP,
	its General Partner			its General Partner

By:	BAB BioVentures N.V.,		By:	MPM BioVentures I LLC,
	its General Partner			its General Partner

By:	/s/ Luke B. Evnin		By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin		Name:	Luke B. Evnin
	Title:	Manager		Title:	Manager

MPM ASSET MANAGEMENT INVESTORS 1998 LLC			MPM ASSET MANAGEMENT LLC

By:	/s/ Luke B. Evnin		By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin		Name:	Luke B. Evnin
	Title:	Manager		Title:	Member

MPM BIOVENTURES I, L.P.			MPM BIOVENTURES I LLC

By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke B. Evnin		By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin		Name:	Luke B. Evnin
	Title:	Manager		Title:	Manager

BAB BIOVENTURES, L.P.			BAB BIOVENTURES, N.V.

By:	BAB BioVentures, N.V.		By:	/s/ Luke B. Evnin

	its General Partner			Name:	Luke B. Evnin
				Title:	Manager
By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin
	Title:	Manager

/s/ Ansbert Gadicke

Ansbert Gadicke

/s/ Luke B. Evnin

Luke B. Evnin

/s/ Michael Steinmetz

Michael Steinmetz

EXHIBIT A
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Idenix Pharmaceuticals, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 9th day of February, 2011.

BB BIOVENTURES L.P.			MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures L.P.,		By:	MPM BioVentures I LP,
	its General Partner			its General Partner

By:	BAB BioVentures N.V.,		By:	MPM BioVentures I LLC,
	its General Partner			its General Partner

By:	/s/ Luke B. Evnin		By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin		Name:	Luke B. Evnin
	Title:	Manager		Title:	Manager

MPM ASSET MANAGEMENT INVESTORS 1998 LLC			MPM ASSET MANAGEMENT LLC

By:	/s/ Luke B. Evnin		By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin		Name:	Luke B. Evnin
	Title:	Manager		Title:	Member

MPM BIOVENTURES I, L.P.			MPM BIOVENTURES I LLC

By:	MPM BioVentures I LLC,
its General Partner

By:	/s/ Luke B. Evnin		By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin		Name:	Luke B. Evnin
	Title:	Manager		Title:	Manager

BAB BIOVENTURES, L.P.			BAB BIOVENTURES, N.V.

By:	BAB BioVentures, N.V.		By:	/s/ Luke B. Evnin
	its General Partner			Name:	Luke B. Evnin
				Title:	Manager
By:	/s/ Luke B. Evnin

	Name:	Luke B. Evnin
	Title:	Manager

/s/ Ansbert Gadicke

Ansbert Gadicke

/s/ Luke B. Evnin

Luke B. Evnin

/s/ Michael Steinmetz

Michael Steinmetz